Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@AllianceData.com

Media Alyson Lupo Alliance Data 214-494-3818 Alyson.Lupo@AllianceData.com

Alliance Data Reports Record Second-Quarter 2013 Results
● Revenue Increases 19 Percent to $1.03 billion
● Core Earnings Increase 21 Percent to $164 million
● Core EPS Increases 13 Percent to $2.41

Dallas, TX, July 30, 2013 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended June 30, 2013.

SUMMARY	Quarter Ended June 30,
(in millions, except per share amounts)	2013	2012	% Change

Revenue	$1,028	$866	19%
Net income	$116	$104	12%
Net income per diluted share	$1.71	$1.63	5%
Diluted shares outstanding	68.2	63.7	7%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$338	$293	15%
Adjusted EBITDA, net of funding costs	$306	$264	16%
Core earnings	$164	$136	21%
Core earnings per diluted share	$2.41	$2.13	13%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 19 percent to $1.03 billion while adjusted EBITDA increased 15 percent to $338 million for the second quarter of 2013. Net income per diluted share (EPS) increased 5 percent to $1.71 and core earnings per diluted share (core EPS) increased 13 percent to $2.41 for the second quarter of 2013, exceeding the Company’s guidance of $2.25. Core EPS for the second quarter of 2013 included a net $0.03 benefit from the release of a previously reserved tax liability due to the favorable resolution of certain tax matters.

Diluted shares outstanding were 68.2 million for the second quarter of 2013, an increase of 4.4 million dilutive shares as compared to the second quarter of 2012. The increase is attributable to a 2.2 million share increase in ‘phantom shares,’ which are shares that the Company never has to economically settle, and a 3.4 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “It was another outstanding quarter for Alliance Data as revenue and core earnings increased 19 percent and 21 percent, respectively. Importantly, organic revenue growth was approximately 7 percent, consistent with our long-term objective. Core EPS increased a strong 13 percent, despite a 7 percent increase in diluted shares outstanding. Thankfully, we are finally at the high-water mark for our share count. Starting in the third quarter of 2013, and continuing through the second quarter of 2014, we should benefit from a declining share count as our convertible notes mature, and the related ‘phantom shares’ vanish.

 “Looking at our segments,

o
Epsilon® had a terrific quarter with revenue up 41 percent and adjusted EBITDA up 30 percent. Organic revenue growth remained strong, up approximately 9 percent for the quarter. Agency offerings continue to drive this organic growth, however, we expect accelerated growth from our technology offerings in the back-half of 2013.

o
Private Label also produced strong results with revenue up 19 percent and adjusted EBITDA up 13 percent, driven by a 27 percent increase in average card receivables. This growth in receivables was balanced with approximately 16 percent from core and 11 percent from new programs.

o
Lastly, LoyaltyOne® saw its revenue drop 4 percent from the prior year quarter due to the grow-over effect of fewer AIR MILES® reward miles redeemed as compared to last year. Conversely, profitability was unaffected as adjusted EBITDA increased 9 percent. Remember, redemption activity was stimulated in the first-half of 2012 due to the announcement of an expiry policy at the end of 2011.”

Heffernan continued, “Lastly, our capital allocation plan remains focused on three areas:  share repurchases; moderate size acquisitions; and debt reduction. Thus far, we have been active on the share repurchase front, spending $208 million year-to-date to acquire 1.3 million shares. Based upon our outlook for the next several years, we feel it is money well spent. Regarding M&A, we continue to look at a broad range of opportunities. Domestically, pricing has become increasingly frothy and less attractive given our more disciplined, value approach. Internationally, we may find conditions more to our liking, affording us the opportunity to expand either the LoyaltyOne or Epsilon footprint. Expanding on international prospects, we own 37 percent of the fast-growing dotz coalition loyalty program in Brazil. Currently, our effort is focused on growing the value of this asset through market expansion, not on increasing our ownership stake. We expect that will happen when the time is appropriate. What’s left? Should we not find better uses of our cash, we will bide our time, pay down debt and build a war chest for another day.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment decreased $9 million, or 4 percent, to $220 million for the second quarter of 2013. Redemption revenue decreased $21 million, or 13 percent, due to fewer AIR MILES redeemed during the second quarter of 2013 compared to the second quarter of 2012. Adjusted EBITDA was $66 million, up 9 percent compared to the second quarter of 2012, due to favorable operating leverage and a $3 million reduction in losses associated with international expansion efforts. Unfavorable Canadian exchange rates reduced revenue and adjusted EBITDA by $3 million and $1 million, respectively, compared to the second quarter of 2012.

AIR MILES reward miles issued were down 5 percent compared to the second quarter of 2012 due to weakness in consumer credit card spending coupled with limited promotional activity. The Company expects increased promotional activity by certain large sponsors will drive issuance growth in the back-half of 2013. As expected, AIR MILES reward miles redeemed decreased 9 percent. This was due to high redemptions in the second quarter of 2012 following the announcement of a five-year expiry policy at the end of 2011.

During the quarter, LoyaltyOne signed new multi-year agreements with Irving Oil, a privately owned regional energy and marketing company, and Eastlink, Canada’s largest privately-held telecommunications company, adding them as sponsors to the AIR MILES Reward Program. On the international expansion front, the rollout of the dotz coalition loyalty joint venture in Brazil continues on-track with approximately 8.2 million collectors enrolled at quarter-end, up from 2.9 million in June of last year. The program is expected to expand into four additional Brazilian markets by year-end.

Epsilon: Revenue for the segment increased $96 million, or 41 percent, to $332 million for the second quarter of 2013. Excluding the HMI acquisition completed November 30, 2012, revenue growth was approximately 9 percent compared to the second quarter of 2012. By major product offering, technology revenue increased 1 percent to $109 million for the second quarter of 2013. Supported by a strong backlog, the Company believes that growth in this offering should accelerate as 2013 progresses. Data revenue was essentially flat at $43 million for the second quarter of 2013, with continued softness in consumer demographic data offerings. Agency revenue increased 115 percent to $179 million for the second quarter of 2013, boosted by the HMI acquisition. Excluding the HMI acquisition, agency revenue growth was approximately 25 percent driven by strength in the telecom vertical.

Adjusted EBITDA increased $15 million, or 30 percent, to $64 million for the second quarter of 2013. Excluding the HMI acquisition, adjusted EBITDA increased 11 percent compared to the second quarter of 2012, a result of cost savings measures implemented mid-2012. Adjusted EBITDA margin was 19 percent for the second quarter of 2013, down slightly from the prior year quarter. Excluding HMI, adjusted EBITDA margins increased 30 basis points compared to the second quarter of 2012.

During the quarter, Epsilon signed a new multi-year agreement with Dunkin’ Donuts to provide technology for the new ‘DD Perks Program’ loyalty initiative. In addition, Epsilon announced a multi-year renewal and expansion agreement with AT&T, whereby Epsilon will continue to focus on new customer and product acquisition efforts across a variety of business units within AT&T.

Private Label Services and Credit: Revenue for the segment increased $77 million, or 19 percent, to $480 million for the second quarter of 2013. Net finance charge income increased $85 million, or 22 percent, driven by a 27 percent increase in average credit card receivables, while transaction revenue decreased $8 million, or 31 percent, due primarily to rebates paid to certain clients. Gross yield for the second quarter of 2013 was 26.6 percent, down 110 basis points from the prior year quarter primarily due to the on-boarding of new portfolios.

Adjusted EBITDA, net of funding costs, increased 13 percent to $200 million for the second quarter of 2013, boosted by strong revenue growth and lower portfolio funding rates, but moderated by a provision build. Principal loss rates decreased 30 basis points to 4.6 percent for the second quarter of 2013, while the provision for loan loss expense increased $5 million to $58 million, or 10 percent, related to the substantial increase in credit card receivables. Portfolio funding costs increased $3 million to $32 million for the second quarter of 2013, but decreased approximately 30 basis points to 1.8 percent, expressed as a percentage of average credit card receivables.

Credit sales increased 29 percent compared to the second quarter of 2012, driven by a 12 percent increase in core cardholder spending and new programs added over the last 12 months. Credit card receivables were $7.2 billion at June 30, 2013, up 27 percent compared to June 30, 2012. The allowance for loan loss reserve was $448 million, or 6.2 percent of ending receivables, at June 30, 2013 compared to $433 million, or 7.6 percent of ending receivables, at June 30, 2012. Delinquency rates were 3.9 percent of principal receivables at June 30, 2013 and 2012, respectively.

During the quarter, Private Label signed multi-year agreements with El Dorado Furniture, Aspen Dental and electronics retailer TigerDirect to provide private label credit card services, and Ohio University to provide a co-brand credit card program for its alumni association. In addition, Private Label signed a long-term renewal and expansion agreement with Orchard Brands, a leading multichannel retailer of apparel and home products. Subsequent to quarter-end, Private Label signed a multi-year agreement with Zale Corporation to provide private label credit card services for Zale’s U.S. brands and to acquire the existing card portfolio at a future date.

2013 Outlook

Third Quarter 2013: The Company expects revenue to approximate $1.07 billion for the third quarter of 2013, an 18 percent increase compared to 2012. Core earnings is expected to approximate $170 million, a 10 percent increase compared to 2012, while core EPS is expected to approximate $2.60 for the third quarter of 2013, a 10 percent increase compared to 2012. Diluted share count is expected to drop to approximately 65 million (approximately 62 million at end of quarter) as the convertible notes due in 2013 mature on August 1.

Full Year: The Company is raising 2013 guidance for revenue from $4.25 billion to $4.275 billion, a 17 percent increase compared to 2012. Organic revenue growth for 2013 is expected to approximate 8 percent. The Company is also raising guidance for core EPS from $9.75 to $9.85, a 13 percent increase compared to 2012. Diluted share count is expected to be approximately 66.2 million shares, up 3 percent compared to 2012, due to incremental dilution attributable to outstanding convertible notes.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Tuesday, July 30, 2013 at 8:30 a.m. (Eastern Time) to discuss the Company’s second-quarter 2013 results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “12369306”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on August 13, 2013.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.alliancedata.com, or you can follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “would” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$1,028.1	$866.5	$2,081.5	$1,758.1
Operating expenses:
Cost of operations	647.6	534.0	1,290.3	1,084.9
Provision for loan loss	57.8	52.6	124.4	101.9
Depreciation and amortization	53.5	39.4	106.4	78.1
Total operating expenses	758.9	626.0	1,521.1	1,264.9
Operating income	269.2	240.5	560.4	493.2
Interest expense, net:
Securitization funding costs	24.7	22.5	49.2	44.8
Interest expense on deposits	7.0	6.0	14.0	12.0
Interest expense on long-term and other debt, net	51.8	44.5	102.8	81.9
Total interest expense, net	83.5	73.0	166.0	138.7
Income before income taxes	185.7	167.5	394.4	354.5
Income tax expense	69.3	63.7	149.0	135.4
Net income	$116.4	$103.8	$245.4	$219.1

Per share data:
Basic – Net income	$2.37	$2.07	$4.96	$4.37

Diluted – Net income	$1.71	$1.63	$3.62	$3.49

Weighted average shares outstanding – basic	49.1	50.2	49.4	50.2
Weighted average shares outstanding – diluted	68.2	63.7	67.7	62.8

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of June 30, 2013	As of December 31, 2012
ASSETS
Cash and cash equivalents	$749.8	$893.4
Credit card receivables, net	6,782.2	6,967.7
Redemption settlement assets	509.2	492.7
Intangible assets, net	520.8	582.9
Goodwill	1,736.1	1,751.1
Other assets	1,569.2	1,312.3
Total assets	$11,867.3	$12,000.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,142.1	$1,249.1
Deposits	2,255.4	2,228.4
Asset-backed securities debt – owed to securitization investors	4,011.9	4,131.0
Debt	2,856.0	2,854.8
Other liabilities	1,021.1	1,008.3
Total liabilities	11,286.5	11,471.6
Stockholders' equity	580.8	528.5
Total liabilities and stockholders’ equity	$11,867.3	$12,000.1

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$245.4	$219.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.4	78.1
Deferred income taxes	1.6	68.9
Provision for loan loss	124.4	101.9
Non-cash stock compensation	28.0	25.2
Amortization of discount on debt	45.1	40.1
Change in operating assets and liabilities, net of acquisitions	(14.7)	(84.7)
Other	(5.8)	(31.2)
Net cash provided by operating activities	530.4	417.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(47.7)	41.4
Change in restricted cash	(271.1)	(438.7)
Change in credit card receivables	83.4	(61.4)
Purchase of credit card receivables	(37.1)	(122.2)
Capital expenditures	(59.0)	(55.5)
Other	(0.2)	23.4
Net cash used in investing activities	(331.7)	(613.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	–	699.5
Repayments of borrowings	(43.9)	(494.7)
Issuances of deposits	732.8	659.2
Repayments of deposits	(705.8)	(360.0)
Borrowings from asset-backed securities	1,268.3	897.0
Repayments/maturities of asset-backed securities	(1,387.4)	(719.5)
Proceeds from issuance of common stock	5.5	11.4
Purchase of treasury shares	(208.0)	(59.0)
Other	4.2	(12.1)
Net cash (used in) provided by financing activities	(334.3)	621.8
Effect of exchange rate changes on cash and cash equivalents	(8.0)	(0.2)
Change in cash and cash equivalents	(143.6)	426.0
Cash and cash equivalents at beginning of period	893.4	216.2
Cash and cash equivalents at end of period	$749.8	$642.2

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Segment Revenue:
LoyaltyOne	$220.1	$229.6	(4)%	$461.0	$487.4	(5)%
Epsilon	331.8	235.5	41%	649.8	463.4	40%
Private Label Services and Credit	479.9	402.5	19%	977.2	809.8	21%
Corporate/Other	–	–	nm	–	0.3	nm
Intersegment Eliminations	(3.7)	(1.1)	nm	(6.5)	(2.8)	nm
	$1,028.1	$866.5	19%	$2,081.5	$1,758.1	18%

Segment Adjusted EBITDA:
LoyaltyOne	$66.2	$60.6	9%	$128.8	$119.0	8%
Epsilon	63.6	48.8	30%	118.0	88.6	33%
Private Label Services and Credit	231.8	206.1	13%	490.1	430.4	14%
Corporate/Other	(23.9)	(22.7)	6%	(42.1)	(41.5)	1%
	$337.7	$292.8	15%	$694.8	$596.5	16%

Key Performance Indicators:
Private Label statements generated	47.3	38.9	22%	93.9	76.0	24%
Average receivables	$6,964.9	$5,467.5	27%	$6,964.3	$5,394.5	29%
Credit sales	$3,691.8	$2,870.0	29%	$6,787.4	$5,213.5	30%
AIR MILES reward miles issued	1,251.9	1,316.3	(5)%	2,443.4	2,546.2	(4)%
AIR MILES reward miles redeemed	934.0	1,024.8	(9)%	2,038.3	2,274.6	(10)%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2013	2012	2013	2012
Net income	$116.4	$103.8	$245.4	$219.1
Income tax expense	69.3	63.7	149.0	135.4
Total interest expense, net	83.5	73.0	166.0	138.7
Depreciation and other amortization	20.4	18.5	40.0	36.1
Amortization of purchased intangibles	33.1	20.9	66.4	42.0
EBITDA	322.7	279.9	666.8	571.3
Stock compensation expense	15.0	12.9	28.0	25.2
Adjusted EBITDA	$337.7	$292.8	$694.8	$596.5
Less: funding costs (1)	(31.7)	(28.5)	(63.2)	(56.8)
Adjusted EBITDA, net of funding costs	$306.0	$264.3	$631.6	$539.7

Core Earnings:
Net income	$116.4	$103.8	$245.4	$219.1
Add back non-cash non-operating items:
Stock compensation expense	15.0	12.9	28.0	25.2
Amortization of purchased intangibles	33.1	20.9	66.4	42.0
Non-cash interest expense (2)	28.0	23.7	55.3	47.1
Non-cash mark-to-market gain on interest rate derivatives	(2.2)	(8.2)	(8.5)	(15.2)
Income tax effect (3)	(26.2)	(17.6)	(50.8)	(35.7)
Core earnings	$164.1	$135.5	$335.8	$282.5

Weighted average shares outstanding – diluted	68.2	63.7	67.7	62.8
Core earnings per share – diluted	$2.41	$2.13	$4.96	$4.50

_______________

(1) Represents interest expense on deposits and securitization funding costs.
(2) Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.

(3) Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended June 30, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$59.1	$4.3	$2.8	$66.2
Epsilon	24.2	34.6	4.8	63.6
Private Label Services and Credit	215.6	13.2	3.0	231.8
Corporate/Other	(29.7)	1.4	4.4	(23.9)
	$269.2	$53.5	$15.0	$337.7

	Three Months Ended June 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$53.4	$5.0	$2.2	$60.6
Epsilon	20.5	24.8	3.5	48.8
Private Label Services and Credit	195.0	8.8	2.3	206.1
Corporate/Other	(28.4)	0.8	4.9	(22.7)
	$240.5	$39.4	$12.9	$292.8

	Six Months Ended June 30, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$114.9	$8.7	$5.2	$128.8
Epsilon	40.4	68.9	8.7	118.0
Private Label Services and Credit	458.0	26.5	5.6	490.1
Corporate/Other	(52.9)	2.3	8.5	(42.1)
	$560.4	$106.4	$28.0	$694.8

	Six Months Ended June 30, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$104.5	$10.1	$4.4	$119.0
Epsilon	32.4	49.2	7.0	88.6
Private Label Services and Credit	409.0	17.3	4.1	430.4
Corporate/Other	(52.7)	1.5	9.7	(41.5)
	$493.2	$78.1	$25.2	$596.5

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.